                              SECOND AMENDMENT TO
                         INVESTMENT ADVISORY AGREEMENT

        The Amendment to Investment Advisory Agreement is made as of the 1st day of November, 1996 by and between The Achievement Funds Trust, a Massachusetts business trust (the "Trust"), and First Security Investment Management, Inc. (the "Adviser").

        WHEREAS, the Trust and the Adviser entered into an Investment Advisory Agreement as of February 1, 1989 (The "Advisory Agreement") with respect to the provision of investment advisory services by the Adviser to the Trust's three then existing portfolios (the "Current Portfolios");

        WHEREAS, the Trust and the Adviser Now desire to amend the Advisory Agreement to include one new portfolio.,

        NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows.

        1. ADDITION OF CERTAIN PORTFOLIOS. The definition of Portfolios as used in the Advisory agreement shall be amended effective on the date hereof to include a newly created investment portfolio of the Trust: Municipal Bond Fund.

        2. COMPENSATION. The first paragraph of Section 8 COMPENSATION of the Advisory Agreement is hereby deleted in its entirety and replaced with the following paragraph:

        "For the services provided and the expense assumed pursuant to the Agreement, effective as of the date hereof, the Trust will pay to the Adviser and the Adviser will accept as full compensation therefor, subject to the provisions of paragraph 6 above, a fee, computed daily and paid monthly (in arrears), at the annual rates for each Portfolio as set forth.

PORTFOLIO                        MAXIMUM FEE (AS PERCENTAGE OF NET ASSETS)
---------                        -----------------------------------------
Equity Fund                                       .74%
Balanced Fund                                     .74%
Short-Term Bond Fund                              .60%
Intermediate Term Bond                            .60%
Idaho Tax Free Bond                               .60%
Short-Term Municipal Bond                         .60%
Municipal Bond                                    .60%


        3. EFFECT OF AMENDMENT. Except as expressly set forth herein, the Advisory Agreement shall remain in full force and effect and shall not be amended in any way.

        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE ACHIEVEMENT FUNDS TRUST


By: /s/ Kathryn L. Stanton
   --------------
Title: Vice President

FIRST SECURITY INVESTMENT
MANAGEMENTS, INC.

BY: /S/ Sterling K. Jenson
   --------------
   Title; President & CEO